Exhibit 23.3

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Agenus Inc. for the registration of 3,717,117 shares of its common stock and to the incorporation by reference therein of our report dated March 12, 2014, with respect to the financial statements of 4-Antibody AG for the year ended December 31, 2013 included in the Current Report on Form 8-K of Agenus Inc. filed with the Securities and Exchange Commission on February 13, 2014, as amended by the Current Report on Form 8-K/A filed on April 29, 2014.

/s/ Ernst & Young Ltd.

Basel, Switzerland

May 9, 2014